UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 10, 2011

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34196	56-2408571

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4400 Carillon Point, Kirkland, WA 98033
(Address of Principal Executive Offices) (Zip Code)
(425) 216-7600
(Registrant’s Telephone Number, Including Area Code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     The information set forth under “Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” is incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Leadership Changes
     On March 10, 2011 (the “Termination Date”), Clearwire Corporation (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with William T. Morrow, the Chief Executive Officer and a member of the board of directors of the Company (the “Board”), governing the terms and conditions of the termination of his employment with the Company, which agreement becomes effective as of March 10, 2011 (the “Effective Date”). Mr. Morrow has decided to step down from his positions as Chief Executive Officer and Director of the Company for personal reasons and not due to any disagreements with the Company on any matters relating to the Company’s operations, policies, or practices. Under the Separation Agreement, Mr. Morrow has agreed to provide certain consulting services to the Company for a three (3) month period commencing on the Termination Date during the Company’s transition to new leadership (the “Consulting Period”). The Board has formed a search committee to look for Mr. Morrow’s replacement chaired by Dennis Hersch, Chairman of the Company’s Nominating and Governance Committee. John W. Stanton, the Chairman of the Board, will assume the responsibilities of the Company’s principal executive officer on an interim basis until a successor is named. Mr. Stanton will not receive any additional compensation for this role.
     Under the terms of the Separation Agreement, Mr. Morrow will receive (a) a lump sum cash payment of his base salary, calculated at an annual rate of $900,000, and (b) subject to Mr. Morrow’s satisfactory performance of the specified consulting services during the Consulting Period, his annual target bonus of $900,000, which will be paid in three equal installments as per the following: (i) $300,000 on the six week anniversary of the Effective Date, (ii) $300,000 at the end of the Consulting Period, and (iii) $300,000 on the six month anniversary of the Effective Date. Subject to certain conditions, Mr. Morrow will also receive continued health care benefits at pre-Termination Date levels through the first anniversary of the Termination Date. Within thirty (30) days following the Termination Date, Mr. Morrow will be compensated for accrued, unused vacation, plus any accrued but unpaid base salary and he will be entitled to all other payments and benefits to which he is entitled under the Company’s employee benefit plans in accordance with the terms and conditions thereof and applicable law. Under the Separation Agreement, Mr. Morrow has agreed to release the Company from any and all claims arising out of or based upon any facts occurring prior to the Termination Date. Mr. Morrow has also agreed that he will continue to be bound by and will comply with the terms and conditions of his Employee Confidentiality and Intellectual Property Agreement with the Company, dated March 6, 2009, including the non-disparagement and non-competition provisions contained therein.
     On March 10, 2011, the Company also announced that Erik E. Prusch, currently the Company’s Chief Financial Officer, has been appointed as the Company’s Chief Operating Officer. In his new role, Mr. Prusch will, among other things, oversee the Company’s retail, wholesale, marketing, customer care, network operations and deployment, product, information technology and supply chain organizations. Pursuant to an offer letter, Mr. Prusch’s salary in his new role will be $505,000, with a target discretionary bonus of 100% of his annual salary. Mr. Prusch will also receive additional equity grants of 100,000 restricted stock units (“RSUs”) that vest in one year and 250,000 RSUs that will vest in equal annual installments over three years, both of which are convertible into shares of Class A common stock of the Company. The offer letter also provides Mr. Prusch with severance benefits under the Company’s Executive Continuity Plan if he is terminated other than for cause or terminates his employment for good reason, with an agreement that in either such case his unvested equity awards shall become exercisable in full.
     Hope F. Cochran, currently the Company’s Senior Vice President, Finance and Treasurer, has been appointed as the Company’s Chief Financial Officer to replace Mr. Prusch. Pursuant to an offer letter, Ms. Cochran’s salary in her new role will be $400,000, with a target discretionary bonus of 75% of her annual salary. Ms. Cochran will also receive an additional equity grant of 100,000 RSUs that will vest in equal annual installments over three years and that are convertible into shares of Class A common stock of the Company. Ms. Cochran will continue to receive benefits under the Company’s Executive Continuity Plan.

     Additionally, on March 10, 2011, the Company also announced that Kevin T. Hart will be stepping down from his position as the Company’s Chief Information Officer and that G. Michael Sievert will be stepping down from his position as the Company’s Chief Commercial Officer. Mr. Hart and Mr. Sievert will both remain with the Company for a transition period. In connection with their departures, Mr. Hart and Mr. Sievert will receive the benefits they are entitled to under the Company’s Executive Continuity Plan.
Executive Plans and Agreements
     On March 10, 2011 the Company adopted an Amendment (the “Amendment”) to its 2010 Executive Continuity Plan (the “Plan”) that was originally implemented on April 30, 2010. The Amendment provides that the Company may elect to pay any portion of the cash benefits under the Plan in shares of common stock of the Company instead of cash. If the Company elects to pay the benefits in stock, the executive would receive shares of stock with a value equal to 101% of the amount of cash the executive would be entitled to receive under the Plan. The value of the stock would be determined using the closing price of the stock on the last day of the executive’s employment with the Company. For the executives of the Company in place as of the date of the Amendment, during the first two years of the Plan, the Company may only pay such executives stock instead of cash if the executives consent to such arrangement. A copy of the Amendment is attached to this report as Exhibit 10.1.
     Additionally, on March 10, 2011 the Company entered into a Retention Agreement with Teresa Elder, the Company’s President of Strategic Partnerships & Wholesale, that grants Ms. Elder benefits under the Executive Continuity Plan upon the termination of her position, for any reason other than cause, provided, that she stays in her position until the achievement of specific milestones or the expiration of a set amount of time.
Item 8.01. Other Events.
     The press release announcing the Company’s executive leadership changes is filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Amendment to Clearwire Corporation 2010 Executive Continuity Plan*

99.1	Press release announcing Executive Leadership Changes, dated March 10, 2011.*

*	filed herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2011	CLEARWIRE CORPORATION (Registrant)
	By:	/s/ Broady R. Hodder
Broady Hodder
Senior Vice President and General Counsel